United States securities and exchange commission logo





                     May 16, 2022

       Craig Glynn
       Chief Financial Officer
       enVVeno Medical Corporation
       70 Doppler
       Irvine, California 92618

                                                        Re: enVVeno Medical
Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 28,
2022
                                                            File No. 001-38325

       Dear Mr. Glynn:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences